China Ruitai International Holdings Company, Limited
Fourth Quarter and Year End 2010 Earnings Conference Call
April 4, 2011

Operator: Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to the China Ruitai International Holdings Company, Limited Fourth Quarter and Year End 2010 Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one on your touchtone phone.  Please press star, zero for Operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.

I would now like to turn the conference over to our host, Mr. John Mattio of HC International.  Please go ahead, sir.

John Mattio: Thank you very much, Operator, and good morning, ladies and gentlemen.  I would like to thank everyone who has joined us today for China Ruitai’s 2010 Fourth Quarter and Year End Conference Call.

The agenda for today’s call includes prepared remarks from our Chairman and CEO, Mr. Dian Ma; and CFO, Mr. Ma, of China Ruitai.

As a reminder, today’s call may contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.  Therefore, the Company claims the protection of the Safe Harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve inherent risks and uncertainties.  As such, results may be materially different from the views expressed today.  A number of potential risks and uncertainties are outlined in the Company’s public filings with the SEC.

The Company does not undertake any obligation to update any forward-looking statements except as required under applicable law.

Now, I would like to introduce the Chairman of China Ruitai, Chairman Ma, who would like to address shareholders with some opening comments.  (Chinese spoken)

Dian Min Ma: (Chinese spoken)

Crystal Tang: Thank you, John.  I would like to begin by thanking the investors in China Ruitai who join us on the conference call today.  The management team is glad to see a stable year of growth.  From the feedback from our clients, especially those from pharmaceutical, food and cosmetics industries, we sense that this sector is still experiencing strong demand for our products.  We are actively soliciting more orders from them and shifting our product portfolio to high-margin products, which will result in incremental margin improvement in the future.  In Chinese (inaudible), we’re now in the right time, right sector and the right markets, so we will continue to achieve (inaudible) shareholder returns and maximize the shareholder value.  (Chinese spoken)

Dian Min Ma: (Chinese spoken)

Crystal Tang: (Inaudible), Mr. Dian Min Ma would like to thank all the investors who join us for our presentation today as well, and also he would like to give some background information for investors who are evaluating China Ruitai for the first time.

China Ruitai is one of the largest manufacturers of non-ionic cellulose ether products in China, with 8,500 tons of annual capacity.  The Company’s organic products are used as thickener, stabilizer (unintelligible), and (inaudible) reagent for a wide variety of products used every day in a number of industries, including pharmaceuticals, construction and building products, and also the consumer group, such as cosmetics and foods, including the fruit preserves, ice cream, toothpaste and lipstick.  The Company produces over 200 industry-specific products under its Ruitai brand which are sold through the network of domestic and international distributors to Asia, Europe, (inaudible) and North America.  During the full year of 2010, the Company was operating at 85% of capacity.

And now Ms. Crystal Tang, on behalf of Mr. Dian Min Ma, will give everyone a brief feedback of our financial results for the last quarter of 2010 and also for the whole year financial results of 2010.

Crystal Tang: Our fourth quarter was a strong quarter for us compared to the same period last year.  Our total revenue, gross profit and net profit all increased over 20%.  The total revenue for this month ended December 31st, 2010, was 10.6 million, a 19.6% increase compared to 8.9 million in 2009 and was mainly contributed by the sales of ethyl cellulose ether, another name EC, added by additional 500 tons of EC lines in the second half year of 2010 and also due to additional sales from pharmaceutical hydroxypropyl methyl cellulose ethers; in another words, HPMC.

And our gross profit was 3.0 million.  Compared to the 2.3 million in 2009, we see a 26.1% increase year-over-year.  Our cost of sales during the three months ended December 31st, 2010, increased by 17.2% to 7.6 million compared to 6.5 million in 2009.  And the increase was mainly due to the raw material cost increase.

Our gross margin increased 144 basis points year-over-year to 27.9%, reflecting the Company’s successful increase in selling prices to offset the increased costs.

And our net income in the fourth quarter of 2010 increased 32.8% compared to the same responding period in 2009 to 1.6 million, over $0.06 per share of EPS.

Now, I will move to our 12-month financial results.  Our total revenue for the 12 months ended December 31st, 2010, was 43.2 million, a 20.8% increase compared to 35.7 million in 2009.  Our revenue was driven by increased production capacity ethyl cellulose ethers, and also the sales of the Company’s EC-based products to the pharmaceutical industry.  Meanwhile, we also added additional 500 tons of new production of ethyl cellulose ether, which is mainly used as a chemical additive in the production and manufacturing of medical tablets.

As a strong testament of our product quality, in the last two quarters of the year, the Company was able to increase the average selling price of the products by 250 per ton, representing a 8% increase from the corresponding period in the 2009.

And our cost of sales during the year ended December 31st, 2010, increased by 27.3% to 30.4 million compared to 23.9 million in the same period of 2009.  The Company used an alternative raw material, which is (unintelligible) cellulose ether, for the production of cellulose ether is to mitigate the increasing price of cotton.  However, given the rapid inflation in cotton prices, overall the raw material cost was still relatively higher than the same period of the last year.

Our gross profit still increased by 7.8% to 12.8 million for the fiscal year 2010 compared to the 11.9 million in prior responding fiscal year, representing a gross profit margin of 29.6% and 32.2%, respectively.  Demonstrated in the first quarter of 2010 results, the lag in pricing was not reflected in the Company’s financial until the back half of the year.

Our operating expenses for the year ended December 31st, 2010, were 3.2 million compared to 4.2 million in prior year’s corresponding period, a 24% decrease year-over-year.  And our selling and marketing expenses, which consists of sales commissions, freight charges, and advertising, and also the promoting expenses, increased 15.1% to 1.8 million compared to 1.5 million in 2009.  Our general and administrative expenses decreased by 47.1% to 1.4 million compared to 2.6 million in 2009.  During 2010, we consolidated our Beijing sales teams to one office in order to increase our operating efficiencies.  Our dedicated sales department is now servicing existing and potential clients across pharmaceutical, packaged foods, personal care and cosmetics industries much more efficiently.

And our operating income advances 25% to 9.6 million with operating margin of 22.3%.  Our net income for the 12 months ended December 31st, 2010, was 6.9 million compared to 5.7 million in the prior year’s corresponding period, a 22.2% increase over the prior year.

Earnings per share increased 18.2% to $0.26 in the 12-month period based on the 26 million basic and diluted shares outstanding.

More information about our financial condition.  After December 31st, 2010, we had 25.3 million in cash and also the cash equivalents, up from 10.2 million as to December 31st, 2009.  And our notes receivable was 2.7 million and other receivables of 1 million.  As of December 31st, 2010, we had 42.3 million in short-term bank loans and 18.4 million in notes payable from several large financial institutions, including Bank of China; Bank of Communication; Shanghai Pudong Development Bank; CITIC Bank, Jinan Branch; and Feicheng Rural Credit Union, et cetera, as of December 31, 2010.

We have reduced notes payable by approximately 31.9 million this year compared to the end of year 2009, and our shareholder equity was 29.9 million, a 35.7% increase from 22 million reported on December 31st, 2009.

Our total cash flow from operations decreased 76.16% to 4 million during the fiscal year of 2010, and we expect to spend approximately 3 million of capital expenditure in 2011 for adding additional 1,200 tons of HPMC to our production lines, which will be funded through the internal cash flows.

And that should end our presentation today.  Please feel free to pose your questions.  Mr. Ma and CFO, Mr. Ma, and I will be more than happy to address your concerns.  And, Operator, would you please turn to the Q&A section?  Operator?

Operator: Yes, ma’am?

Crystal Tang: Would you please turn to the Q&A section for us?

Operator: Ladies and gentlemen, if you do have a question, please press the star, followed by the one on your touchtone phone.  To withdraw your question, please press the star, followed by the two.  And if you are using speaker equipment, please lift the handset before making your selection.  Once again, if you do have a question, please press the star, followed by the one at this time.

And our first question comes from the line of Adi Raviv with Northeast Securities.  Please go ahead.

Adi Raviv: Good morning to everybody.  Good morning, Crystal.  I had one question here––a few questions on financial conditions.  You remark that on December 31st, 2010, the Company had $25.3 million in cash compared to 10.2 in the end of 2009.  That’s an increase of over $15 million.  Could you contribute how did you get to this point by increasing the cash that much?

Crystal Tang: (Chinese spoken)

Dian Min Ma: (Chinese spoken)

Crystal Tang: There are two reasons that we have this much cash sitting on our balance sheet.  First, we reserved the cash in order to pay back for our short-term bank loan and also our notes receivable.  And also due to the increase of raw materials, we stored more cash on our balance sheet to maintain our working capital requirements and maintain our liquidity.

Adi Raviv: Yes, but my question was more on the accounting.  How did you get the increase of that much cash?  What did you do in the business to increase that, or in the financials or whatever you did to increase your cash from 10 million to 25 million when your earning doesn’t justify that?

Crystal Tang: (Chinese spoken)

Adi Raviv: I mean, I want to just say before he answer, there is a line there called restricted cash that was 33 million in 2009 and it’s 10 million in 2010.  What this line mean?  What does this restricted cash mean?

Crystal Tang: Can I give you an explanation first?

Adi Raviv: Okay.

Crystal Tang: The restricted cash was spending coming from the notes payable.  So what’s happened is in China the notes payable was the payment method for our suppliers and the restricted cash is required by the Banks to secure the notes payable.  Sometimes it’s 50% required as collateral, and sometimes is the 100% required as collateral.  So for $1 notes payable, they may require like $1 restricted cash sitting on the balance sheet as a collateral to secure the notes payable.

Adi Raviv: Okay.

Crystal Tang: So that directly is associated with our notes payable sitting on the balance sheet.  Let’s ask CFO, Gang Ma, to see if he wants to add more points to this.

Adi Raviv: Okay.

Crystal Tang: (Chinese spoken)

Gang Ma: (Chinese spoken)

Crystal Tang: Mr. Ma further made the comment reaffirming that restricted cash mainly comes from the notes payable as the collateral.

Adi Raviv: Okay.

Crystal Tang: Thank you.

Adi Raviv: Another question I had is you guys didn’t mention what’s the status of, you know, selling the building.  Only because, you know, you guys are operating in 85% capacity and so first, if you could ask him what kind of work he is expecting in 2011 and 2012.

Crystal Tang: Regarding to the sale of the building or regarding to the capacity expansion?

Adi Raviv: First, the capacity, then we see, well, you know, if you need to get more facilities.  If you’re operating at 85% and you’re going, I don’t know, 20%?  What’s the growth project for next year or two?

Crystal Tang: (Chinese spoken)

Gang Ma: (Chinese spoken)

Crystal Tang: (Chinese spoken)  Adi, Mr. Ma just answered the two questions.  First question’s regarding to the selling of the building.  During the last year, we made the commitment to sell the building, which is 36 million of building assets sitting on the balance sheet to a physician (sp?) buyer.  At that time, there was a potential buyer out there and there is a negotiation going on during that period of time.  However, there are certain change on the policies of China.  First of all, our inflation in China increased to 5.1%, and Chinese government do have certain policies to monitor the lending out of the money.  So this potential buyer has problems of lending money from the bank to pay this building.  This is one reason why the transaction didn’t complete in time.

And also, Chinese government do have certain policy to monitor the price of the real estate, especially in the big cities like Shanghai and Beijing.  So since we will want to sell the building in a very quickly manner, so we won’t be able to get a very good price for selling the building during that short period of time.  So Mr. Ma did explain this and he felt very sorry for not being able to complete the transaction in the quickly manner.

And another question you asked is about the capacity utilization.  Currently, we have 85% of our capacity utilization, and our projections for this year will go to the two directions.  First, we will continue to improve our current productions line’s utilization rates by doing the modifications of the current production line.  And the estimated capital expenditure would be approximately 3 million, and that could add for about additional 1,000 tons of capacity to our current production lines.  So far, we already invested 1.2 million into this production line modification process, and we will see the results maybe on the May––at the end of the May to really see some of the results reflecting on this modification process.  And second, the Company’s continued to add additional production lines, especially on the higher quality and better (sp?) machine production lines.  So we are recently doing the feasibility analysis regarding to buying the better machines maybe from international markets and adding to further expansion our capacity lines in the future.

Adi Raviv: Okay.

Crystal Tang: Adi?

Adi Raviv: Yes, yes, I heard what you’re saying.  All right, so the goal is still on the plate to try to sell this building?  It’s still what they’re going to try to do in the goal time (inaudible)?

Crystal Tang: I don’t know. (Chinese spoken)

Gang Ma: (Chinese spoken)

Crystal Tang: Mr. Ma just answered your question that he is going to continue making the effort of selling the building at a fair price.  Due to the government control, especially in the real estate industry, it’s very disadvantage for China Ruitai to sell the building at this point because Mr. Ma did a simple calculation.  If we sell the building at this point compare the price of last year, we might lose RMB 65 million by negotiating a deal right now compare with the last year when the policy of real estate is not that strict.  And Mr. Ma further emphasized that the building asset is also belong to our investors, and he has to make sure to maximize the investors’ values and also sell the building in a fair price for investors as well.  So he’s continue looking for opportunities to sell the building at a fair value so that we can complete this mission for our investors.

Adi Raviv: Okay, thank you.  Thank you.

Gang Ma: Thank you.

Operator: Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time.

I’m showing no further audio questions at this time.  Please continue.

John Mattio: Crystal, if you could move to closing comments, please.

Crystal Tang: Okay.  So thanks everyone who joined us to our presentation today and also we thank our investors for your consistent support for China Ruitai.  And we are going to continue making great effort to improve our sales to more potential customers, and we’re going to make our best effort to continue to maximize our shareholders’ value in the stock.  And thanks again for everyone’s support.  That should conclude our presentation today.

Operator: Ladies and gentlemen, we’d like to thank you for your participation and you may now disconnect.